Financial statements
as of December 31, 2016

LOVOO GmbH
Dresden

LOVOO GmbH
Year end financial statements	December 31, 2016

LOVOO GmbH
Year end financial statements	December 31, 2016

Independent Auditors’ Report

The Managing Director
LOVOO GmbH:

We have audited the accompanying financial statements of LOVOO GmbH, which comprise the statements of financial position as of December 31, 2016, December 31, 2015 and January 1, 2015, and the related statements of comprehensive loss, changes in equity, and cash flows for the years ended December 31, 2016 and December 31, 2015, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LOVOO GmbH as of December 31, 2016, December 31, 2015 and January 1, 2015, and the results of its operations and its cash flows for the years ended December 31, 2016 and December 31, 2015 in accordance with International Financial Reporting standards as issued by the International Accounting Standards Board.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft
Leipzig, Germany, December 20, 2017

LOVOO GmbH
Statements of financial position	December 31, 2016

LOVOO GmbH
Statements of financial position

	Note	December 31, 2016	December 31, 2015	January 1, 2015
		EURk	EURk	EURk
Assets

Non-current assets
Intangible assets	5.1	658	209	88
Property, plant and equipment	5.2	1,890	1,813	643
Other financial assets	5.3	8,336	111	24
Deferred tax assets	5.8	1,484	0	0
		12,368	2,133	755

Current assets
Trade and other receivables	5.4	2,132	3,362	3,312
Other financial assets	5.5	1,270	661	260
Other assets	5.6	99	310	41
Cash and cash equivalents	5.7	7,052	26,311	3,930
		10,553	30,644	7,543

		22,921	32,777	8,298

Equity and liabilities

Equity
Subscribed capital	5.9	25	25	25
Accumulated retained earnings	5.9	837	1,168	1,168
Profit or loss for the year	5.9	-4,113	-331	0
		-3,251	862	1,193

Non-current liabilities
Provisions	5.10	486	237	99
Loans	5.11	19,954	22,985	1,000
Other financial liabilities	5.12	0	1,800	0
Other liabilities	5.13	359	464	7
Deferred tax liabilities	5.8	0	229	285
		20,799	25,715	1,391

Current liabilities
Provisions	5.14	551	68	31
Loans	5.15	0	1,000	0
Trade and other payables	5.16	1,828	2,407	3,336
Advance payments received on account orders	5.17	781	781	863
Tax liabilities	5.18	0	136	255
Other financial liabilities	5.19	750	430	527
Other liabilities	5.20	1,463	1,378	702
		5,373	6,200	5,714

		22,921	32,777	8,298

The notes form an integral part of these financial statements.

LOVOO GmbH
Statements of comprehensive loss	December 31, 2016

LOVOO GmbH
Statements of comprehensive loss

		Year ended December 31,	Year ended December 31,
	Note	2016	2015
		EURk	EURk

Net sales	6.1	30,142	35,571
Cost of sales	6.2	-8,711	-9,077
Gross profit		21,431	26,494

Other income	6.3	542	836
Selling and marketing expenses	6.4	-15,002	-19,586
General and administrative expenses	6.5	-4,830	-2,730
Product development expenses	6.6	-5,314	-4,282
Other expenses	6.7	-1,537	-613
Operating profit or loss		-4,710	119

Finance income	6.8	562	2
Finance expenses	6.9	-1,640	-566
Profit or loss before income taxes		-5,788	-445

Income taxes	6.10	1,675	114
Profit or loss		-4,113	-331

Other comprehensive income		0	0
Total comprehensive loss		-4,113	-331

The notes form an integral part of these financial statements.

LOVOO GmbH
Statements of changes in equity	December 31, 2016

LOVOO GmbH
Statements of changes in equity

	Subscribed capital	Accumulated retained earnings	Total equity

	EURk	EURk	EURk

January 1, 2015	25	1,168	1,193

Profit or loss for the year	0	-331	-331
December 31, 2015	25	837	862

Profit or loss for the year	0	-4,113	-4,113
December 31, 2016	25	-3,276	-3,251

The notes form an integral part of these financial statements.

LOVOO GmbH
Statements of cash flows	December 31, 2016

LOVOO GmbH
Statements of cash flows

		Year ended	Year ended
	Note	December 31, 2016	December 31, 2015
		EURk	EURk

Profit or loss		-4,113	-331
Adjustments for:
Finance income	6.8	-562	-2
Finance expenses	6.9	1,850	566
Income taxes	6.10	-1,674	-121
Depreciation, amortization and impairments	5.1, 5.2	864	504
Impairment and write offs of current assets	5.4	56	0
Results from disposal of fixed assets	5.1, 5.2	-5	-263
Changes due to foreign currency changes		-12	85
Changes in provisions	5.10, 5.13	731	175
Changes in trade and other receivables	5.4	1,174	-50
Changes in trade and other payables	5.15	-579	-1,011
Changes in other financial assets and liabilities		-925	-1,391
Changes in other assets and liabilities		192	865
Income taxes paid or received	6.10	-136	-119
Interest received	6.8	10	2
Interest paid	6.9	-685	-228
Cash flow from operating activities		-3,814	-1,319

Cash-outflow from loans given to related parties	5.5	-5,220	0
Payment to escrow account	5.5	-3,000	0
Purchases of intangible assets and property, plant, equipment	5.1, 5.2	-1,038	-958
Proceeds from disposals of intangible assets and property, plant, equipment	5.1, 5.2	11	270
Cash flow from investing activities		-9,247	-688

Repayments of interest-bearing loans	5.14	-1,000	0
Cash-inflow from convertible bond issuance	5.11	0	25,000
Partial repayment of convertible bond	5.11	-5,000	0
Transaction cost of convertible bond	5.11	0	-527
Transaction cost of new loan	5.11	-210	0
Cash flow from financing activities		-6,210	24,473

Cash flow-related changes in cash and cash equivalents		-19,271	22,466

Cash and cash equivalents due Rates to exchange		12	-85
Cash and cash equivalents at the beginning of the year	5.7	26,311	3,930
Cash and cash equivalents at the end of the period	5.7	7,052	26,311

The notes form an integral part of these financial statements.

LOVOO GmbH
Notes to the financial statements	December 31, 2016

Notes to the financial statements of LOVOO GmbH as of December 31, 2016

1.	Company information

LOVOO (“LOVOO” or the “company”) runs a mobile local network with social components especially designed for all common smartphones. It is independent of a platform and can be used with iOS and Android as well as mobile and stationary internet. With the help of GPS (Location Based Services) users can search for and connect with other users with similar interests around the world but also socialize in their neighbourhood.

The business model is based on the freemium model, the basic structure of which is based on the already successfully established principle in the gaming industry. Freemium (free plus premium) means that all core functions are free of charge while enhanced functionality can be acquired for a fee.

From the start LOVOO was conceived based on the freemium model. Significant basic functions (e.g. the profile search, matchgame, basic chat functions) are free of charge for the users. Certain additional functions as well as additional benefits (e.g., releasing details of profile views, prioritisation of messages for the recipient, higher visibility of the profile) can, on the one hand, be made available based on premium memberships for a specified time period or, on the other hand, by redeeming so-called credits.

In addition to sales from premium memberships as well as credits, LOVOO sells advertising space within the application (mobile marketing).

LOVOO’s application is available world-wide. LOVOO is market leader in the core region including the countries Germany, Austria and Switzerland. In the extended core region of southern Europe, including the countries France, Italy and Spain, LOVOO is one of the top three providers. In addition to the core regions, LOVOO offers its spectrum of services in the Netherlands, Belgium, Luxembourg, Great Britain, Brazil and Turkey.

LOVOO GmbH was incorporated under the laws of Germany on April 19, 2012 and is registered in the commercial register of Dresden under HRB 31175.

It is domiciled in Germany and has its registered headquarters at Prager Straße 10, 01069 Dresden, and an additional office at Karl-Liebknecht-Straße 32, 10178 Berlin. These financial statements were authorized for issue by the LOVOO’s management board on December 20, 2017.

2.	General principles

For the first time, LOVOO prepared its stand-alone financial statements in accordance with International Financial Reporting Standards (IFRS) as published by the International Auditing Standards Board (IASB), refer to note 4 for further information.
The financial statements have been prepared by accounting for assets and liabilities at amortized cost. Excluded from this are certain financial instruments that are measured at fair value. The statement of profit or loss was prepared using the function of expense method. Assets and liabilities are classified based on their maturities.
The fiscal year is the calendar year. The financial statements are presented in Euro (“EUR”).

LOVOO GmbH
Notes to the financial statements	December 31, 2016

3.	Accounting and valuation methods

The principal accounting policies applied in the preparation of these financial statements are set out below. These policies have been consistently applied to all the periods presented.
3.1.    Intangible assets

LOVOO’s intangible assets include acquired computer software and other licenses. They are measured at amortized cost and have definite useful lives except for purchased domain rights.
Acquired computer software, a patent and other licences are capitalised on the basis of the costs incurred to acquire and bring them to use and amortized over their useful lives of 3 to 12.5 years on a straight-line basis.
The amortization expense is recognized in the statement of profit or loss in the expense category consistent with the function of the asset.
Gains or losses arising from the disposal of intangible assets are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in the statement of profit or loss when the asset is derecognized.
The amortization period and the amortization method are reviewed at least at the end of each reporting period. Changes in the residual values or the respective useful lives are taken into consideration prospectively when measuring amortization. Whenever there is an indication that an intangible asset may be impaired an impairment test is performed. When testing for impairment pursuant to IAS 36 is required, the carrying amount of the asset is compared to the recoverable amount, which is the higher of the asset’s fair value less costs of disposal and the value in use. When the recoverable amount is less than the carrying amount, the asset is impaired and written down to the recoverable amount through profit or loss.

3.2.    Property, plant and equipment

LOVOO’s property, plant and equipment comprise mainly furniture, fixtures and office equipment. They are recognized at cost and depreciated according to their useful lives of 3 to 13 years using the straight-line method.
Low value items with a value below EUR 150.00 are expensed as incurred.
The depreciation expense is recognized in the statement of profit or loss in the expense category consistent with the function of the asset.
Gains or losses arising from the disposal of intangible assets are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in the statement of profit or loss when the asset is derecognized.
The residual values, useful lives and methods of depreciation are reviewed, and adjusted if appropriate, at the end of each reporting period.

LOVOO GmbH
Notes to the financial statements	December 31, 2016

3.3.    Leases

LOVOO determines whether an arrangement is or contains a lease is based on the substance of the arrangement at the inception date. It requires an assessment of whether fulfilment of the arrangement is dependent on the use of a specific asset or specific assets or the arrangement conveys a right to use the asset or assets, even if that right is not explicitly specified.
A lease is classified as a finance lease if substantially all risks and rewards incidental to ownership of the leased asset are transferred to the lessee. Finance leases are recognized as assets and liabilities at the lower of fair value of the leased asset or the present value of minimum lease payments at the inception of the lease. Minimum lease payments are to be apportioned between the finance charge and the reduction of the outstanding liability so as to achieve a constant rate of interest on the remaining balance of the liability. The lease asset is depreciated over the shorter of the lease term and the estimated useful life.
LOVOO’s significant finance leases pertain to various equipment. The classification as finance lease arrangements was based on the following situations established by the terms of the lease contracts, out of which at least one situation existed for each contract:

•	ownership of the asset is transferred to the lessee by the end of the lease term,

•
the lessee has the option to purchase the asset at a price which is expected to be sufficiently lower than fair value at the date the option becomes exercisable and it is reasonably certain that this option will be exercised,

•	the lease term is for the major part of the economic life of the asset,

•	at the inception of the lease, the present value of the minimum lease payments amounts to at least substantially all of the fair value of the leased asset.

Where LOVOO is a lessee in a lease which does not transfer substantially all the risks and rewards incidental to ownership, the assets are not recognized and the total lease payments are charged to profit or loss for the year on a straight-line basis over the lease term. Operating leases mainly pertain to computer software.

3.4.    Impairment of non-financial assets

At each reporting date, LOVOO assesses whether there is any indication that a non-financial asset may be impaired and carries out an impairment test if any such indication exists or annual impairment testing is required.

3.5.    Current versus non-current classification

LOVOO classifies its assets and liabilities in the statement of financial position as current or non-current.

An asset is classified as current when:

•	it is expected to be realized or intended to be sold or consumed within the normal operating cycle,

•	it is expected to be realized within 12 months after the end of the reporting period or

•	it qualifies as cash or cash equivalent, unless the asset is restricted from being exchanged or used to settle a liability for a period of at least 12 months.

All other assets are classified as non-current.

LOVOO GmbH
Notes to the financial statements	December 31, 2016

A liability is classified as current if:

•	it is expected to be settled within the normal operating cycle,

•	it is expected to be settled within 12 months after the end of the reporting period or

•	the company does not have an unconditional right to defer settlement of the liability for at least 12 months after the end of the reporting period.

All other liabilities are classified as non-current.

Deferred tax assets and liabilities are always shown as non-current assets or liabilities.

3.6.    Financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity. Financial instruments are recognized and disclosed when LOVOO becomes a contractual party to either an asset or a liability. Financial assets and financial liabilities are offset and the net amount presented in the balance sheet when, and only when, the company currently has a legally enforceable right to offset the amounts and intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously.
Amortized cost

The amortized cost of a financial instrument is the amount at which the instrument is measured at initial recognition less any repayment and any write-downs for impairment or uncollectibility (for financial assets) and plus or minus the cumulative amortization using the effective interest method over the term of the financial instrument.

The amortized cost of current financial assets and liabilities generally corresponds to the nominal value or settlement amount.

Fair value measurement

The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. LOVOO applies fair value measurement techniques that are appropriate under the respective circumstances and for which sufficient data is available, observable market inputs are preferred to non-observable inputs.

LOVOO uses the following fair value hierarchy:

•	Level 1: Quoted (unadjusted) prices in active markets for identical instruments (e.g. stock market prices).

•	Level 2: Inputs other than quoted prices included within Level 1 that are observable for the assets or liabilities, either directly or indirectly (e.g. interest yield curves).

•	Level 3: Unobservable inputs for the assets and liabilities (e.g. estimated future results).

The classification of the valuation models into the respective levels is monitored at the end of each reporting period.

LOVOO GmbH
Notes to the financial statements	December 31, 2016

Financial assets

LOVOO’s financial assets are either categorized as loans and receivables or financial assets at fair value through profit or loss. They are initially recognized at fair value, transaction cost incurred for loans and receivables are included. There are different measurement rules for the aforementioned categories and the allocation must be observed for subsequent measurement.

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted on an active market. They are measured at amortized cost. A write-down is recognized whenever objective indications such as insolvency or other considerable financial problems of the debtor suggest that the receivable may not be fully collectible. The write-down amount is measured as the difference between the carrying amount of the receivable and the present value of its estimated future cash flows (discounted). Impairments recognized in the form of allowances are recorded through profit or loss, if in the future the estimated amount of impairment loss increases or decreases the allowance account is adjusted accordingly. Receivables are written off when there is no realistic prospect of future recovery or the right to receive cash flows has been settled. LOVOO’s loans and receivables mainly include cash and cash equivalents, trade and other receivables as well as receivables from related parties and short-term deposits.

Financial assets at fair value through profit or loss include financial derivatives with positive market values, changes in their respective fair value are recognized through profit or loss.

Financial assets are derecognized when the contractual rights to the cash flows from the financial asset have expired or have been transferred to a third party, or when the company has assumed a contractual obligation to pay the cash flows to a third party, under which the risks and rewards or the power of control were transferred.

Financial liabilities

LOVOO’s categorizes financial liabilities as either financial liabilities measured at amortized cost or financial liabilities at fair value through profit or loss. They are initially recognized at fair value, transaction cost incurred for loans and borrowings are included. The different measurement rules described for financial assets apply accordingly and the allocation must be observed for subsequent measurement.

Financial liabilities at fair value through profit or loss include financial derivatives with negative market values, changes in their respective fair value are recognized through profit or loss.

LOVOO’s financial liabilities measured at amortised cost using the effective interest method mainly include loans from banks and related parties as well as trade and other payables.

Financial liabilities are derecognized when the contractual commitments have been settled, cancelled or have expired. If the terms and conditions of a financial liability are substantially modified, the existing financial liability is derecognized and the new financial liability is recognized at its fair value, with the resulting difference presented in profit or loss.

LOVOO GmbH
Notes to the financial statements	December 31, 2016

3.7.    Provisions

Provisions are recognized when LOVOO has a present obligation as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate of the amount of the obligation can be made.
The amount recognised as a provision is the best estimate of the consideration required to settle the present obligation at reporting date, taking into account the risks and uncertainties surrounding the obligation.
3.8.    Share-based payment programs

As part of a performance-based remuneration program, LOVOO implemented a cash-settled share-based payment program with a maximum of 500 virtual shares with a nominal amount of EUR 1 each.

Under LOVOO’s virtual employee share option plan, the beneficiary shall receive for a single vested Option equal the price or proceeds per common share in case of a change in control over the company event (“exit”) or an Initial Public Offering (“IPO”) of the company’s shares. The vesting duration is 48 months with a first vesting period of 24 months for 50% of the virtual shares and then yearly vesting periods after 36 months for 75% and after 48 months the full 100%. The beneficiary loses any vested shares in case of a voluntary notice of the beneficiary and an employer termination caused by behavioral termination or notice for serious reason (“bad leaver”). The virtual employee share options can be exercised only in an exit event or an IPO.

In case of an exit event as described above, all granted virtual shares are vested except for the bad leaver and the beneficiary receives a cash amount calculated with the following formula: Net proceeds as a result of the exit event divided by the nominal capital in commercial register multiplied by the number of the beneficiaries vested shares multiplied by the percentage of sold nominal capital. In case of an IPO the beneficiary will receive equity shares within a Stock-Option-Plan following regulations according to stock corporation law.

LOVOO’s policy is to make cash payments to participants if possible, which means that settlement of the outstanding options is expected to be made in cash. Based on this stated policy, the arrangement is classified as cash-settled unless settlement in shares is most probable which is only the case in an IPO scenario.

The compensation components to be recognized as expenses over the vesting period are measured as the fair values of the options granted at the reporting date with the fair values being determined on the basis of generally accepted option pricing models. The corresponding amount is recognized as provision, additions are recognized in personnel expenses, reversals are also accounted for in personnel expenses.

3.9.    Foreign currency translation

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions or valuation where items are re-measured. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in profit or loss. Translation differences related to changes in amortized cost are also recognized in profit or loss. Foreign exchange gains and losses that relate to borrowings and cash and cash equivalents are presented as finance income or expenses.

LOVOO GmbH
Notes to the financial statements	December 31, 2016

3.10.    Revenue recognition

LOVOO generates revenue from the sale of premium memberships and credits as well as through mobile marketing.

In general, revenue is recognized when the services are rendered, the amount of revenue can be reliably measured and it is probable that future economic benefits will flow to the entity. Revenue is measured as the fair value of the consideration received or receivable, taking into account contractually defined terms of payment and excluding taxes or duty.

The revenues for subscriptions are recognized over the life of the subscription on a daily calculation basis. The unused days of the subscription are accrued and recorded as a liability.

For example, a 3-month subscription in the amount EUR 30 bought on September 15th is recognized as revenue using the following methodology:

•	First Month September: €4,95 (€30 minus €25,05 [30/91*76])

•	Second Month October: €10,21 (amortization of accrual from €25,05 to €14,84 [30/91*45])

•	Third Month November: €9,89 (amortization of accrual from €14,84 to €4,95 [30/91*15])

•	Fourth Month December: €4,95 (no accrual, recognition of the remaining revenue of €4,95)

Lovoo applies a homogenous pool methodology to estimate the usage of purchased “credits” and “icebreakers”( Icebreaker is a premium feature, that enables users to send or receive chat messages without having a match, meaning two users have to like each other) as the quantity and similarities of users makes it unreasonable to apply a specific identification methodology. Purchasers of credits typically use the credits within the first 2 months of purchase (appr. 80% of purchased credits) and icebreaker purchaser use the icebreaker within the first month, if not immediately. Lovoo estimates the average life of the purchasing user to be approximately 6 months.

Lovoo estimates that purchased credits have an average life of 6 months, whereby the company estimates that 67.7% of the credits purchased in a given month would be recognized into revenue during that month, 12.0% would be recognized in the month after that given month, 4.5% would be recognized 2 months after that given month, 2.7% would be recognized 3 months after that given month, 1.9% would be recognized 4 months after that given month, 1.4% would be recognized 5 months after that given month, and that the remaining 9.8% of credits will not be used after 6 months and therefore are recognized as revenue at that point.

Due to the icebreaker purchasers very quick usage turnaround, the Company estimates that 98.7% of the icebreaker purchased in a given month would be recognized into revenue during that month, 0.5% would be recognized in the month after that given month and 0.1% would be recognized 2 months after that given month and the remaining 0.6% would be recognized after 6 months.

3.11.    Cost of sales

LOVOO’s cost of sales mainly consists of transaction, server and personnel expenses as well as other revenue-related cost.

LOVOO GmbH
Notes to the financial statements	December 31, 2016

3.12.    Income taxes

The income tax charge or credit comprises current and deferred taxes and is recognized in profit or loss for the year, except if it is recognized in other comprehensive income or directly in equity because it relates to transactions that are also recognized, in the same or a different period, in other comprehensive income or directly in equity.
Current tax is the amount expected to be paid to, or recovered from, the taxation authorities in respect of taxable profits or losses for the current and prior periods. Taxable profits or losses are based on estimates if financial statements are authorised prior to filing relevant tax returns. Taxes other than on income are recorded within operating expenses. LOVOO regularly prepares tax returns, paying close attention to matters open to interpretation, and recognizes provisions based on the amounts that are expected to be payable to the tax authorities.
Deferred taxes are recognised on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements if these differences lead to future tax relief or expenses.
Deferred tax balances are measured at tax rates enacted or substantively enacted at the end of the reporting period, which are expected to apply to the period when the temporary differences will reverse or the tax loss carry forwards will be utilised.
Deferred tax assets for deductible temporary differences and tax loss carry forwards are recorded only to the extent that it is sufficiently probable that future taxable profit will be available against which the deductions can be utilised. The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available. Unrecognized deferred tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.
LOVOO nets deferred tax assets and liabilities if a legally enforceable right to set off current tax assets and liabilities exists and the deferred tax assets and liabilities relate to income taxes levied by the same tax authority.
3.13.    Estimates and assumptions

In order to prepare the financial statements in accordance with IFRS, LOVOO’s management has to make estimates and assumptions that affect the amounts carried and the respective disclosures. Estimates and judgements are based on management’s experience as well as current events and measures and are continually evaluated. Nevertheless, they may differ from actual values.
Estimates and assumptions which are affected by uncertainty are associated in particular with determining the useful lives of intangible assets as well as property, plant and equipment (notes 3.1 and 3.2), determining the amount of deferred tax assets to be capitalized (note 3.12), determining fair values of financial assets and liabilities (note 3.6) and assessing share-based compensation programs (note 3.8).

LOVOO GmbH
Notes to the financial statements	December 31, 2016

3.14.    New accounting standards

LOVOO’s financial statements take into account all IFRS as issued by the IASB. Accounting standards and interpretations subject to first-time application in fiscal year 2016 have been applied for all periods presented and have not had any material impact on the financial performance and position.

The following standards will affect the company’s reporting and have already been issued by the IASB as of the time the financial statements were authorized for issue, but their adoption is not yet mandatory and LOVOO has not yet adopted them. Management highlights that the company may not be required to prepare and publish IFRS compliant annual financial statements for fiscal years beginning on or after January 1, 2017.

IAS 7 “Statement of cash flows” was amended with regards to the disclosures on changes in respect of liabilities arising from financing activities. LOVOO will apply this amendment at January 1, 2017 and make the additional disclosures.

IFRS 9 “Financial Instruments” was finally published in July 2014, its key features are as follows:

•	standardized approach for classification and measurement of financial assets and liabilities which is primarily based on the company’s business model and the cash flows of the financial instruments,

•	new impairment model which demands the recording of expected losses in addition to incurred losses,

•	new guidelines for the use of hedge accounting, aiming at better illustration of the respective risk management activities of the company and the monitoring of non-financial risks.

Application IFRS 9 is mandatory for fiscal years beginning on or after January 1, 2018. LOVOO will apply this standard as of January 1, 2018 for the first time, should LOVOO be required to prepare and publish IFRS financial statements for that period. Significant changes in the presentation and recognition of the company’s financial instruments are not expected.

IFRS 15 “Revenues from Contracts with Customers” was published in May 2014, including the following new regulations:

•	revenue recognition, when the customer obtains control over the agreed goods and services and can derive benefits from these,

•	revenue recognition in the amount of the consideration that the company will presumably receive,

•
five step process to determine the volume of sales and the time or the period of implementation (identification of the customer contract, identification of the individual performance obligations, determination of the transaction price, allocation of the transaction price to the separate contractual obligations, realization of revenue when individual contractual obligations are fulfilled,

•	requirements for future qualitative and quantitative disclosures.

The new revenue standard will have an effect on the financial statements of many companies, especially those with multiple element arrangement. The total expected compensation from a contract with multiple performance obligations would be allocated to all performance obligations based on their stand-alone selling prices. Such arrangements are uncommon in LOVOO’s business model therefore management does not expect material impacts on the amount and timing of revenue recognized in its financial statements. IFRS 15 also governs revenue related issues such as the recognition of costs to obtain a contract. Incremental costs of obtaining a contract will be capitalized and amortized over the contract term. The group incurs

LOVOO GmbH
Notes to the financial statements	December 31, 2016

significant incremental marketing costs, but the majority of contracts have a term of one year or less. LOVOO’s management does not expect material impacts from the capitalization of costs of obtaining the contract in its financial statements.

Application IFRS 15 is to be applied to fiscal years starting on or after January 1, 2018. LOVOO will apply this standard as of January 1, 2018 for the first time, should LOVOO be required to prepare and publish IFRS financial statements for that period. Expanded notes disclosures from the application of IFRS 15 are expected.

IFRS 16 “Leasing” was published in January 2016, its key features are as follows:

•	leasing contract exists if the fulfilment of the contract depends on the use of identifiable asset and the customer simultaneously acquires control of this asset,

•
lessees are required to account for all leasing contracts in the form of a right of use, to be depreciated in a linear manner, and a corresponding leasing liability, to be updated using the effective interest method,

•	exceptions for contracts with a total term of maximum 12 months or so-called low-value assets (below USD 5,000.00).

IFRS 16 is mandatory for fiscal years starting on or after January 1, 2019. LOVOO will apply this standard as of January 1, 2019 for the first time, should LOVOO be required to prepare and publish IFRS financial statements for that period. Significant effects are expected with regards to the accounting and measurement of rental and leasing items currently classified as operating leases. The future minimum lease payments from operating leases are disclosed in not 8.6. At the present time LOVOO cannot provide any conclusive and complete information on the effects of the new rule on the financial reporting.

4.	First-time adoption of IFRS

For the first time, the company prepared financial statements in accordance with International Financial Reporting Standards (IFRS). The company’s IFRS transition date is January 1, 2015. Subject to certain exceptions, IFRS 1 requires retrospective application of the version of standards and interpretations effective for the year ended December 31, 2016. These versions of standards and interpretations were applied in preparing the opening IFRS statement of financial position at January 1, 2015 and in subsequent periods up to the end of the first IFRS reporting period. In preparing these financial statements, the company has applied the mandatory exceptions.

LOVOO previously prepared its financial statements in accordance with German generally accepted accounting principles (local GAAP).

Since LOVOO prepared financial statements in accordance with local GAAP, a reconciliation in accordance with IFRS 1 is mandatory.

LOVOO GmbH
Notes to the financial statements	December 31, 2016

The reconciliations of equity reported under local GAAP to equity under IFRS both at the date of transition to IFRSs and at the end of the last annual period reported under the previous GAAP is as follows:

January 1, 2015		Subscribed capital	Capital reserve	Accumulated retained earnings	Profit or loss for the year	Total equity
	Note
		EURk	EURk	EURk	EURk	EURk

Equity reported under local GAAP		25	0	648	0	673

Adjustment related to the provision for ESOP	5.10	0	0	8	0	8
Adjustment related to payments received for credits	6.1	0	0	512	0	512
Equity reported under IFRS		25	0	1,168	0	1,193

December 31, 2015		Subscribed capital	Capital reserve	Accumulated retained earnings	Profit or loss for the year	Total equity
	Note
		EURk	EURk	EURk	EURk	EURk

Equity reported under local GAAP		25	2,843	648	-307	3,209

Adjustment related to the convertible bond conversion option	5.11	0	-2,843	0	507	-2,336
Adjustment related to the provision for ESOP	5.10	0	0	8	6	14
Adjustment related to payments received for credits	6.1	0	0	512	-402	110
Adjustment related to finance lease adjustments	5.13 5.20	0	0	0	-135	-135
Equity reported under IFRS		25	0	1,168	-331	862

LOVOO GmbH
Notes to the financial statements	December 31, 2016

The reconciliation of profit or loss for the last annual period reported under local GAAP to profit or loss under IFRS for the same period is shown in the table below:

	Note	Year ended December 31, 2015
		EURk

Profit or loss reported under HGB		-307

Reversal of convertible bond transaction cost expensed	5.11	528
Adjustment related to payments received for credits	6.1	-402
Reversal of operating expenses related to finance leasing	5.13, 5.20	169
Depreciation of finance lease assets	5.13, 5.20	-151
Finance lease interest and deferred tax expenses	6.9	-153
Convertible bond accrued interest	5.11	-21
Adjustment of provision for ESOP (including deferred tax)	5.10	6
Profit or loss reported under IFRS		-331

Material differences between the financial statements prepared under local GAAP and the financial statements in accordance with IFRS are presented below:

•
In the financial statements prepared under local GAAP all lease agreements were classified as operate lease contracts. Under IFRS, finance leases for various equipment were identified and accounted for.

•
According to HGB, the provision relating to the granted virtual stock options is calculated based on the discounted estimated amount to be paid to the employees while under IFRS, the provision is calculated based on the estimated fair value of the options granted, resulting in different amounts to be provided for and different deferred tax adjustments.

•
In the financial statements as of December 31, 2015 prepared under local GAAP the conversion right of the convertible bond is accounted for as an equity instrument, calculated as the present value of the interest rate differential between the nominal interest rate and a market-based rate for the loan. Under IFRS, the conversion right does not meet the definition of an equity instrument in the meaning of IAS 32, but accounted for a as an embedded derivative measured at fair value within the financial liabilities. The option is not measured at the residual value as done under HGB, but measured using an option pricing model. The loan contract is initially measured at the residual value after deducting the option value from the initial value of the entire contract.

•	Provisions under local GAAP which meet the criteria for accruals according to IFRS are shown in the other financial liabilities.

LOVOO GmbH
Notes to the financial statements	December 31, 2016

•
Under IFRS, the calculation and cut off of the payments received from LOVOO’s customers for credits that have not yet been used, which are recorded as liabilities from advance payments received under local GAAP, is based on a different calculation model than the model used under local GAAP.

5.	Notes to the statements of financial position

5.1.    Intangible assets

Movements in the carrying amount of intangible assets were as follows:

Acquired software licences
EURk

Cost at January 1, 2015	124
Accumulated amortisation	36
Carrying amount at January 1, 2015	88

Additions	175
Disposals	8
Amortisation charge	46
Carrying amount at December 31, 2015	209

Additions	540
Amortisation charge	91
Carrying amount at December 31, 2016	658

In the financial years 2016 and 2015 there were no impairment losses of intangible assets.

LOVOO GmbH
Notes to the financial statements	December 31, 2016

5.2.    Property, plant and equipment

Movements in the carrying amount of property and equipment were as follows:

Other equipment, operational and office equipment
EURk

Cost at January 1, 2015	888
Accumulated depreciation	245
Carrying amount at January 1, 2015	643

Additions	1,629
Depreciation charge	459
Carrying amount at December 31, 2015	1,813

Additions	856
Disposals	6
Depreciation charge	773
Carrying amount at December 31, 2016	1,890

As of December 31, 2016 the carrying amount of property, plant and equipment pertaining to finance lease agreements amounted to EURk 642 (prior year: EURk 705), the respective depreciation charge amounted to EURk 328 (prior year: 152) and the interest expenses to EURk 48 (prior year: EURk 26).

In the financial years 2016 and 2015 there were no impairment losses of property, plant and equipment.

No borrowing costs were capitalized during the reporting period. There were neither restrictions on retention of title nor property, plant and equipment pledged as security for liabilities. There were no material contractual commitments for the purchase of property, plant and equipment as of the reporting date.

LOVOO GmbH
Notes to the financial statements	December 31, 2016

5.3.    Other non-current financial assets

Other non-current financial assets include the following:

	December 31, 2016	December 31, 2015
	EURk	EURk

Receivable due from shareholder	3,800	0
Escrow receivable	3,000	0
Receivables due from other related parties	1,420	0
Advance payments	82	76
Deposits	34	35
	8,336	111

The receivable due from shareholders pertains to a loan in the amount of EURk 3,800. The receivables due from other related parties consist of four identical loans in the amount of EURk 300 to four related companies as well as four identical loans of EURk 55 to the same related companies (total loan amount for each company: EURk 355) and accrued interest. The loans from shareholders and other related parties were granted on December 8, 2016 and bear interest of 12% p.a. for the first two years and 15% for the third year. The fixed term of the loans is two or three years, depending on the extension of the loan granted to LOVOO on December 8, 2016 by Larmant LLC, (refer to note 5.11).

The Escrow receivable also relates to the loan granted to LOVOO on December 8, 2016 (refer to note 5.11)

5.4.    Trade receivables

Trade receivables are comprised of the following:

	December 31, 2016	December 31, 2015
	EURk	EURk

Trade receivables	2,148	3,394
Accumulated bad debt allowances	16	32
	2,132	3,362

As of December 31, 2016 trade receivables of EURk 2,013 (December 31, 2015: EUR 3,012) were not due.

Of the bad debt allowances recognized as of December 31 of the prior year, EURk 15 were utilized. Bad debt losses for uncollectible receivables amounted to EURk 71 in 2016.

LOVOO GmbH
Notes to the financial statements	December 31, 2016

5.5.    Other current financial assets

Current financial assets include the following:

	December 31, 2016	December 31, 2015
	EURk	EURk

Short-term deposits	506	0
Advance payments	229	119
VAT receivable	219	463
Suppliers with debit balances	141	0
Income tax receivable	53	52
Accrued interest	39	0
Other assets	83	27
	1,270	661

The deposits mainly pertain to a Paypal holdback of money in the amount of EURk 500 for possible customer reclaims.

5.6.    Other current assets

Other current non-financial assets of EURk 99 (prior year: EURk 310) solely pertain to prepaid expenses.

5.7.    Cash and cash equivalents

Cash and cash equivalents are comprised of the following:

	December 31, 2016	December 31, 2015
	EURk	EURk

Cash in bank	7,051	26,309
Cash on hand	1	2
	7,052	26,311

LOVOO GmbH
Notes to the financial statements	December 31, 2016

5.8.	Deferred tax assets and liabilities

Deferred tax assets (DTA) and liabilities (DTL) were recognized to account for temporary differences and tax loss carry-forwards (TLCF) as follows:

	December 31, 2016		December 31, 2015		January 1, 2015
	DTA	DTL	DTA	DTL	DTA	DTL
	EURk	EURk	EURk	EURk	EURk	EURk

Property, plant and equipment	0	242	0	269	0	52
Trade Receivables	0	2	0	0	0	0
Other financial assets	0	0	6	0	0	0
Other assets	0	0	806	0	0	0
Provisions	116	0	0	0	0	3
Loans	0	0	0	819	0	0
Trade payables	0	0	0	6	0	0
Payments from customers	0	132	0	50	0	235
Other financial liabilities	20	0	0	0	5	0
Other liabilities	10	0	78	0	0	0
Temporary differences	146	376	890	1,144	5	290

TLCF	1,714	0	25	0	0	0
Total	1,860	376	915	1,144	5	290

Offsetting	-376	-376	-915	-915	-5	-5
	1,484	0	0	229	0	285

LOVOO GmbH
Notes to the financial statements	December 31, 2016

LOVOO’s deferred tax balances were subject to the following changes during the financial year:

	2016	2015
	EUR	EUR

DTA as of January 1	915	5
DTL as of January 1	-1,144	-290
Net tax position as of January 1	-229	-285
Deferred tax income	1,713	56
Net tax position as of December 31	1,484	-229
DTA as of December 31	1,860	915
DTL as of December 31	-376	-1144

LOVOO has unused tax loss carry-forwards of EURk 5,479 as of December 31, 2016 (prior year: EURk 25) which do not expire.

5.9.    Equity

The development of equity is shown in the statement of changes in equity.

5.10.    Non-current provisions

Movements in non-current provisions for liabilities and charges are as follows:

	ESOP	Litigation	Storage requirements	Total provisions
	EURk	EURk	EURk	EURk

Carrying amount at January 1, 2015	88	0	11	99

Additions	110	28	0	138
Carrying amount at December 31, 2015	198	28	11	237

Additions	53	153	43	249
Carrying amount at December 31, 2016	251	181	54	486

Litigation

The provision for litigation in the amount of EURk 181 consists of the following positions (grouped by category):

–	Expected legal costs in connection with one trademark litigation in an amount of EURk 55

–	Legal fees connected to the adaptation of the loan agreement between LOVOO GmbH and Larmant LLC made in December 2016 in an amount of EURk 43

–
Expected legal costs in connection with various cases where LOVOO GmbH disputed the invoices from various user acquisition service providers, because of alleged fraudulent activities of the respective service providers in an amount of EURk 70

LOVOO GmbH
Notes to the financial statements	December 31, 2016

–	Expected costs for legal advice connected to answer third party requests related to the proceedings, terminated in 2016 in an amount of EURk 13.

ESOP

LOVOO implemented an Employee Stock Ownership Plan (ESOP) in 2013, under which employees are granted virtual stock options that are vested over a period of three years and cannot be sold.

In 2016, the total personnel expenses relating to the ESOP amounted to EURk 141 (prior year: EURk 109).

Movements in the number of share options outstanding are as follows:

	2016	2015

Outstanding options as of January 1	295	377
Granted during the year	59	30
Forfeited during the year	69	112
Outstanding options as of December 31	285	295

As of December 31, 2016 and 2015, respectively, no options were exercisable.

The grant date fair value of the options granted to employees was measured based on the Black-Scholes option-pricing model. Expected volatility is estimated by considering historical average share price volatility of comparable companies.

The inputs used in the measurement of the fair values of the options are summarized below:

	2016	2015

Parameters for new options:
Grant date fair value (EUR)	1,595	1,606
Exercise price (EUR)	1.00	1.00
Expected volatility (%)	37.12	37.70
Expected maturity (years)	3	3
Expected dividends (%)	-	-
Risk-free interest rate (%)	-0.76	-0.26
Fair value per option (EUR)	1,367	1,373

5.11.    Non-current loans

Non-current loans as of December 31, 2015 solely pertain to a convertible bond issued on July 21, 2015 with a term through December 31, 2019 and a nominal value of EURk 25,000 to LOVOO’s former minority shareholder, Larmant LLC, Wilmington (Delaware, USA).

LOVOO GmbH
Notes to the financial statements	December 31, 2016

An extension option exists in the case the investors do not exercise the conversion option. The company may extend the period four times by three months.

The nominal interest rate is set at 2% p.a., upon the occurrence of a specifically defined step-up events interest is increased to 7% p.a., and during the extension period it is set at 4% plus additional payment-in-kind interest of 5% p.a..

At issuance in 2015, LOVOO determined that the convertible bond is a combined financial instrument, which contains three components: the bond liability (host component) as well as a conversion option (conversion component) and an extension option (extension component).

Based on accounting standards, both the conversion component and the extension component were classified as financial instruments at fair value through profit or loss. The conversion option was initially recognized as a financial liability with a fair value of EURk 1,785, the extension option was initially recognized as a financial asset with a fair value of EURk 68 and subsequently fair valued at EUR 0k, accordingly no further disclosures are presented relating to the extension option.

In determining the fair value of the conversion option, three generally accepted approaches were considered: income approach, market approach and cost approach. The company employed an income approach using a discounted cash flow analysis to estimate the company’s total equity value. The value of the conversion option is subsequently derived by assuming two potential scenarios (i.e. the occurrence of a qualified financing (exit, IPO) or the contractual maturity scenario). Based on the essential features of the conversion option granted and the essential parameters for measuring the fair value, the fair value of the conversion option in the case of a qualified financing and the maturity scenario have been measured separately. A binominal option pricing model has been applied to determine the fair values in both scenarios. The probability of a qualified financing and holding the loan until maturity have been assessed, and these probabilities have been applied to compute the probability weighted fair value of the conversion option. The following parameters were applied to determine the fair values upon inception and substantial modification on December 8, 2016, resulting in the derecognition of the conversion option.

	2016	2015

Fair value conversion option (EURk)	1,287	1,800
Equity value (EURk)	40,328	40,838
Risk free interest rate (%)	-0.76	-0.14
Time to maturity	3 years	4 years
Volatility (%)	37	38
Weighting qualified financing scenario (%)	35	50
Weighting maturity scenario (%)	65	50

As of December 31, 2015 the fair value of the conversion option liability increased by EURk 15 to EURk 1,800 (refer to note 5.12) and the fair value of the extension option asset decreased by EURk 68 to EURk 0, both effects were recognized in the statement of profit or loss.

The fair value of the host component of EURk 22,756 at inception date has been derived as the residual amount of the face value of EURk 25,000 less conversion and extension component as described above

LOVOO GmbH
Notes to the financial statements	December 31, 2016

and transaction cost amounting to EURk 527. The host component is subsequently carried at the amortized cost using the effective interest method. As of December 31, 2015 the total carrying value of the host component was EURk 22,984 including accrued interest.

As of December 8, 2016 an amount of EURk 5,000 of the convertible bond was paid back to the bond holder and the remaining amount of EURk 20,000 was converted into a regular loan (refer to note 5.14).
LOVOO determined that the partial repayment in the amount of EURk 5,000 to the holder of the convertible bond and the conversion of the remaining amount of EURk 20,000 into a regular loan from the former bond holder is to be accounted for as an extinguishment of the original financial liability and the recognition of the fair value of the new financial liability due to the substantially different terms, with the resulting difference accounted for in profit or loss. The discounted net present value of the cash flows under the terms of the new loan are more than 10% less than the discounted present value of the remaining cash flows of the convertible bond. In addition, the new loan does not include a conversion option and is therefore a completely different type of loan with different risk factors. All in all, there is substantial modification of the then outstanding financial liabilities.

As of December 8, 2016 the fair value of the conversion option liability was calculated at EURk 1,287, resulting in an adjustment gain of EURk 513 recognized in the statement of profit or loss. The total carrying value of the host component prior to conversion was EURk 23,440 including accrued interest. A negative conversion effect of EURk 273 between the total amount of EURk 25,000 to be repaid and converted and the total carrying value of host component and conversion option amounting to EURk 24,727 was recognized in profit or loss.

LOVOO GmbH
Notes to the financial statements	December 31, 2016

The movements of the convertible bond and its respective embedded derivatives between July 21, 2015 and December 8, 2016 can be summarized as follows:

EURk

Nominal value	25,000
Transaction cost	-527
Conversion option (financial liability)	-1,785
Extension option (financial asset)	68
Host instrument as of July 21, 2015	22,756

Effective interest 2015	428
Interest payments 2015	-200
Fair value loss 2015 on conversion option	15
Fair value loss 2015 on extension option	68
Carrying amount as of December 31, 2015	24,784
thereof host instrument (loan)	22,984
thereof conversion option	1,800

Effective interest 2016	914
Interest payments 2016	-458
Fair value gain 2016 on conversion option	-513
Carrying amount as of December 8, 2016	24,727
thereof host instrument (loan)	23,440
thereof conversion option	1,287

Loan from Larmant LLC

A new loan in the amount of EURk 20,000 was granted by Larmant LLC on December 8, 2016 via partial conversion of the convertible bond. It has an original maturity date set at December 8, 2018 and an extended maturity date set at December 8, 2019.
.
Out of the claim on total loan, the claim for repayment of EURk 5,500 is subordinated to any current and future claims of any current or future creditors of LOVOO in accordance with the German Insolvency Code. Interest is set at EURk 207 for the period up to December 31, 2016 and a nominal interest rate of 12% p.a. between January 1, 2017 and December 7, 2018. If the extension option is executed, the interest rate increases to 15%. The loan agreement also includes an interest rate step-up clause, increasing the interest rate by 5% p.a. in case of any continuing event of default or breaches of a company representation and by 3.5% p.a. on the subordinated claims during the existence of a subordination event.

In addition, a separate Escrow agreement was signed on December 8, 2016 between LOVOO and Larmant and an amount of EURk 3,000 was deposited to a separate escrow account to serve as security till two loan conditions have been fulfilled (refer to note 5.3).

At issuance in 2016, LOVOO determined that the new loan is a combined financial instrument, which contains two components: the bond liability (host component) and an extension option (extension component).

LOVOO GmbH
Notes to the financial statements	December 31, 2016

Based on accounting standards, the extension component was classified as a financial instrument at fair value through profit or loss. The extension option was initially recognized as a financial asset with an insignificant fair value of EUR 20. As of December 31, 2016 the fair value of the extension option remained unchanged.

LOVOO considers the underlying interest rate of 12% to be market-based, therefore the fair value of the host component is EURk 20,000 at inception date. The host component is subsequently carried at the amortized cost using the effective interest method. As of December 31, 2016 the total carrying value of the host component was EURk 20,161, out of which EURk 207 pertain to accrued interest to be paid in 2017 (refer to 5.18), resulting in a loan liability of EURk 19,954.

The movements of the loan in 2016 can be summarized as follows:

EURk

Nominal value	20,000

Host instrument as of December 8, 2016	20,000

Effective interest 2016	161
Interest payments 2016	-207
Carrying amount as of December 31, 2016	19,954

5.12.    Other non-current financial liabilities

As of December 31, 2015, other non-current financial liabilities include the conversion component of the convertible bond of EURk 1,800 (refer to note 5.11).

5.13.    Other non-current liabilities

Finance leases

LOVOO signed finance lease agreements for various equipment. The contracts have remaining terms between 8 and 52 months and mostly contain purchase options for LOVOO and sale obligations for the lessor, respectively.

LOVOO GmbH
Notes to the financial statements	December 31, 2016

The reconciliation between the future minimum lease payments and their respective present value is shown below:

	December 31, 2016	December 31, 2015
	EURk	EURk

Future minimum lease payments	701	758
Less than one year	350	282
1-5 years	351	476

Future interest expenses on lease liabilities	-22	-46

Present value of future minimum lease payments	679	712
Less than one year	320	248
1-5 years	359	464

The short-term portion of the finance lease liability is included in other current liabilities, refer to note 5.18.

5.14.    Current provisions

Movements in current provisions for liabilities and charges are as follows:

	Restructuring	Financial statement preparation and audit	Total provisions
	EURk	EURk	EURk

Carrying amount at January 1, 2015	0	31	31

Usage	0	26	26
Additions	0	63	63
Carrying amount at December 31, 2015	0	68	68

Usage	0	57	57
Additions	447	93	540
Carrying amount at December 31, 2016	447	104	551

Restructuring

Due to significantly decreasing revenues in 2016 LOVOO’s management made the business decision to restructure the company and focus on core markets, thereby reducing the total projected overhead cost for 2016 of EURk 1,500 by approximately 40%. Restructuring measures mainly comprised the reduction, merger as well as closure of departments, personnel reductions (from 220 headcount to 126) and the termination of several contracts for software and other services. The total estimated restructuring cost amounted to EURk 895, including EURk 706 for personnel cost related to the restructuring. As of December 31, 2016 EURk 549 were used, resulting in a remaining provision for restructuring cost of EURk 447 at year end.

LOVOO GmbH
Notes to the financial statements	December 31, 2016

5.15.    Current loans

As of December 31, 2015 current loans included a bank loan amounting to EURk 1,000. The investment loan was granted in 2014 with a nominal value of EURk 1,000, a nominal interest rate of 2.35% p.a. and a fixed repayment date set at October 31, 2016. The loan was fully repaid in 2016.

5.16.    Trade payables

Trade payables are comprised of the following:

	December 31, 2016	December 31, 2015
	EURk	EURk

Trade payables	1,142	2,204
Other payables	686	203
	1,828	2,407

Other trade payables include debtors with a credit balance as well as accrued services not yet invoiced.

5.17.    Advance payments received on customer orders

Advance payments received on customer orders amount to EURk 781 as of December 31, 2016 (prior year: EURk 781) and pertain to payments made by users in advance for premium memberships and credits and other advance payments from contractual partners.

5.18.    Current tax liabilities

As of December 31, 2015 current tax liabilities amount to EURk 135 and pertain to German business and corporate taxes.

LOVOO GmbH
Notes to the financial statements	December 31, 2016

5.19.    Other current financial liabilities

Other current financial liabilities include the following:

	December 31, 2016	December 31, 2015
	EURk	EURk

Other tax liabilities	410	179
Accrued liabilities	255	181
Cash in transit	64	61
Other financial liabilities	21	9
	750	430

As of December 31, 2016 other tax liabilities include EURk 196 for Swiss VAT (prior year: EURk 0) and EURk 192 for German payroll tax (prior year: EURk 115).

5.20.    Other current liabilities

Current non-financial liabilities include deferred income of EURk 1,143 (prior year: EURk 1,130) as well as the current portion of the finance lease liabilities, refer to note 5.13.

LOVOO GmbH
Notes to the financial statements	December 31, 2016

5.21.    Maturity analysis of financial liabilities

The contractually agreed undiscounted payments related to financial liabilities are as follows:

	Carrying amount	Undiscounted cash outflows
	December 31, 2016	2017	2018-2021	2022 and longer
	EURk	EURk	EURk	EURk

Non-current loans	19,954	2,400	22,253	—
Trade and other payables	1,828	1,828	—	—
Other current financial liabilities	750	750	—	—

	Carrying amount	Undiscounted cash outflows
	December 31, 2015	2016	2017-2020	2021 and longer
	EURk	EURk	EURk	EURk

Non-current loans	22,985	500	26,500	—
Other non-current financial liabilities	1,800	—	1,800	—
Current loans	1,000	1,020	—	—
Trade and other payables	2,407	2,407	—	—
Other current financial liabilities	430	430	—	—

6.	Notes to the statements of comprehensive income

6.1.    Net sales

The composition of net sales is shown in the following table:

	2016	2015
	EURk	EURk

Purchased credits	7,668	10,259
Subscriptions	13,455	12,608
Advertising	9,019	12,704
	30,142	35,571

LOVOO GmbH
Notes to the financial statements	December 31, 2016

6.2.    Cost of sales

Cost of sales are comprised of the following:

	2016	2015
	EURk	EURk

Transaction cost	5,599	6,229
Server cost	1,015	958
Personnel cost	943	1,303
Office cost	140	108
Professional service cost	376	306
Depreciation	355	81
Other cost of sales	283	92
	8,711	9,077

6.3.    Other income

Other income is as follows:

	2016	2015
	EURk	EURk

Rental income	190	0
Release of provisions / Write-off of liabilities	163	49
Foreign exchange gains	93	368
Income from previous years	24	73
Sale of assets	5	263
Reimbursements	0	72
Other income	67	11
	542	836

LOVOO GmbH
Notes to the financial statements	December 31, 2016

6.4.    Selling and marketing expenses

Selling and marketing expenses are comprised of the following:

	2016	2015
	EURk	EURk

Direct marketing cost (performance and branding)	12,014	17,138
Personnel cost	2,031	1,609
Office cost	236	186
Professional service cost	452	380
Depreciation	126	116
Other cost	143	157
	15,002	19,586

6.5.    General and administrative expenses

General and administrative expenses are presented in the following table:

	2016	2015
	EURk	EURk

Personnel cost	2,376	1,851
Office cost	416	268
Professional service cost	1,382	191
Depreciation	152	118
Other cost	504	302
	4,830	2,730

6.6.    Product development expenses

Product development expenses are as follows:

	2016	2015
	EURk	EURk

Personnel cost	4,268	3,375
Office cost	378	291
Professional service cost	283	276
Depreciation	228	189
Other cost	157	151
	5,314	4,282

LOVOO GmbH
Notes to the financial statements	December 31, 2016

6.7.    Other expenses

Other expenses are comprised of the following:

	2016	2015
	EURk	EUR

Restructuring cost	1,198	0
Other taxes	125	0
Foreign exchange losses	66	299
Bad debt	56	0
Operating supplies	0	281
Others	92	33
	1,537	613

6.8.    Finance income

Finance income is as follows:

	2016	2015
	EURk	EURk

Fair value gain conversion component convertible bond	513	0
Interest income from related parties	40	0
Other finance income	9	2
	562	2

LOVOO GmbH
Notes to the financial statements	December 31, 2016

6.9.    Finance expenses

Finance expenses are comprised of the following:

	2016	2015
	EURk	EURk

Effective interest on convertible bond	914	429
Conversion loss convertible bond	273	0
Transaction costs on Larmant loan (for modification)	210	0
Effective interest on Larmant loan	161	0
Interest on lease liabilities	48	26
Fair value loss conversion component convertible bond	0	15
Fair value loss extension component convertible bond	0	68
Interest on investment loan	20	24
Others	14	4
	1,640	566

6.10.    Income Taxes

Current and deferred taxes are presented in the following table:

	2016	2015
	EURk	EURk

Income taxes	-38	58
Deferred taxes	1,713	56
	1,675	114

The difference between actual income taxes and expected income taxes that would arise using the weighted average tax rate to profits or loss before tax relates to the following reconciling items:

	2016	2015
	EURk	EURk

Income before income taxes	-5,788	-445
Tax rate	31.28%	31.58%
Expected tax income	1,810	141

Trade tax add-backs and reductions	-29	-26
Other	-106	-1
Income taxes	1,675	114

LOVOO GmbH
Notes to the financial statements	December 31, 2016

A tax rate of 31.284% is applicable as of December 31, 2016 (prior year: 31.575%) for LOVOO’s taxation in Germany.

7.	Notes to the statements of cash flows

The statements of cash flows shows how LOVOO’s cash and cash equivalents have changed over the reporting period as a result of cash inflows and outflows. Cash flows from operating, investing and financing activities are divided according to their source und utilization. The change in cash and cash equivalents is derived indirectly from the profit or loss before income taxes. Cash inflows and outflows from investing and financing activities are calculated directly.

In 2016 LOVOO generated a net cash outflow from operating activities amounting to EURk 3,814 (prior year: net cash outflow of EURk 1,319) mainly due to the loss incurred.

The net cash outflow from investing activities of EURk 9,247 (prior year: net cash outflow of EURk 688) was driven by the further investment in software and other equipment and the cash outflow for loans granted to related parties and a payment into an escrow account.

The net cash outflow from financing activities amounted to EURk 6,210 (prior year: net cash inflow of EURk 24,473), mainly due to the partial repayment of EURk 5,000 of the convertible bond and the repayment of current loans of EURk 1,000.

LOVOO’s cash and cash equivalents decreased by EURk 19,259 during the year, resulting in a cash and cash equivalents balance as of December 31, 2016 of EURk 7,052 (prior year: EURk 26,311).

LOVOO GmbH
Notes to the financial statements	December 31, 2016

8.	Other notes

8.1.    Capital management

Concerning capital management, LOVOO’s policy is to preserve a strong and sustainable capital base in order to maintain business partner and market confidence and to support future business development.

LOVOO’s employees participate in the company’s performance through long-term remuneration components consisting of virtual stock options. These programs are issued to bind key employees to the company and the virtual stock options are granted without strings and vested over three years. Due to the fact that it is a virtual program the virtual stock options cannot be sold and employees are also bound too LOVOO beyond the three years.

There were no changes in the Group’s approach to capital management in the course of the year.

LOVOO’s equity ratio has developed as follows:

	December 31, 2016	December 31, 2015
	EURk	EURk

Equity
Subscribed capital	25	25
Retained earnings	837	1,168
Profit or loss for the year	-4,113	-331
	-3,251	862

Liabilities
Non-current liabilities	20,799	25,715
Current liabilities	5,373	6,200
	26,172	31,915

Equity and liabilities	22,921	32,777

Equity ratio in %	-14.2	2.6

LOVOO GmbH
Notes to the financial statements	December 31, 2016

8.2.    Further information on financial instruments

Presentation by classes and categories

LOVOO’s financial assets and liabilities can be attributed to the measurement categories according to IAS 39 as follows:

	December 31, 2016
	Carrying amount	Loans and receivables	Financial liabilities measured at amortized cost	Financial assets and liabilities at fair value through profit or loss	No category according to IAS 39 and Non-financial assets and liabilities
	EURk	EURk	EURk	EURk	EURk

Assets
Trade receivables	2,132	2,132
Other financial assets	9,607	9,607
Other assets	99				99
Cash and cash equivalents	7,052	7,052

Liabilities
Loans	19,744		19,744
Trade and other payables	1,828		1,828
Advance payments received on account of orders	780				780
Other financial liabilities	750		750
Tax and other liabilities	1,823				1,823

	December 31, 2015
	Carrying amount	Loans and receivables	Financial liabilities measured at amortized cost	Financial assets and liabilities at fair value through profit or loss	No category according to IAS 39 and Non-financial assets and liabilities
	EURk	EURk	EURk	EURk	EURk

Assets
Trade receivables	3,362	3,362
Other financial assets	771	771
Other assets	310				310
Cash and cash equivalents	26,311	26,311

Liabilities
Loans	23,985		23,985
Trade and other payables	2,407		2,407
Advance payments received on account of orders	780				780
Other financial liabilities	2,229		429	1,800
Tax and other liabilities	1,978				1,823

LOVOO GmbH
Notes to the financial statements	December 31, 2016

The carrying amounts and their respective fair values of LOVOO's financial assets and liabilities are stated below:

	December 31, 2016		December 31, 2015
	Carrying amount	Fair value	Carrying amount	Fair value
	EURk	EURk	EURk	EURk

Assets
Trade receivables	2,132	2,132	3,362	3,362
Other financial assets	9,607	9,607	771	771
Cash and cash equivalents	7,052	7,052	26,311	26,311

Liabilities
Loans	19,954	19,954	23,985	23,846
Trade and other payables	1,828	1,828	2,407	2,407
Other financial liabilities	750	750	2,230	2,230

As of December 31, 2016 LOVOO held the extension option of the shareholder loan at fair value through profit or loss. The extension component has been valued using a binominal option price model, with share volatility and share price and time to maturity being significant input factors, and as such is classified as a Level 3 (refer to note 3.6 for more information on the hierarchy, and note 5.11 for valuation model and parameters used).

As of December 31, 2015 LOVOO held the conversion option and the extension option of the convertible at fair value through profit or loss. Both the conversion and the extension option have been valued using a binominal option price model, with share volatility and share price and time to maturity being significant input factors, and as such is classified as a Level 3 (refer to note 3.6 for more information on the hierarchy, and note 5.11 for valuation model and parameters used). The parameter that is deemed to have the highest impact on the valuation of the conversion option is the weighting of the scenarios. A change of 5%-points of the probability weighting would increase or decrease the fair value of the conversion option by approximately 10%. A change of 5%-points of the company value would increase or decrease the fair value of the conversion option by approximately 2.3%.

As of December 31, 2016 the Larmant loan has a carrying amount of EURk 19,954 and the long-term loans to related parties have a carrying amount of EURk 5,260. All loans agreements were entered into by LOVOO at the beginning of December 2016, therefore the carrying amounts approximate the fair values of the loans.

As of December 31, 2015 the host instrument of the convertible bond had a carrying amount of EURk 22,984 while the carrying amount of the investment loan was EURk 1,000. We calculated respective fair values of EURk 22,841 and EURk 1,005 by discounting the future cash flows for both loans with market-related interest rates as of December 31, 2015 using a level 2 Market comparison/ discounted cash flow: The fair value is estimated considering (i) current or recent quoted prices for identical loans in markets that are not active and (ii) a net present value calculated using discount rates derived from quoted yields of loans with similar maturity and credit rating that are traded in active markets.

LOVOO GmbH
Notes to the financial statements	December 31, 2016

LOVOO’s remaining financial assets and liabilities have mainly short terms to maturity and therefore their carrying amounts at the respective reporting dates approximate the fair value.

Net gains on LOVOO’s financial assets and liabilities at fair value through profit or loss (embedded derivatives) amounted to EURk 513 in 2016 (prior year: EURk 0), included in finance income, net losses included in finance expenses were EURk 0 (prior year: EURk 98), refer to note 6.8 and 6.9, respectively.

Total interest income on LOVOO’s loan’s and receivables amounted to EURk 51 in 2016 (prior year: EURk 0), total finance expenses on financial liabilities measured at amortized cost and other financial liabilities were EURk 1,382 (prior year: EURk 458), refer to note 6.8 and 6.9, respectively.

8.3.    Financial risk management

The risk management function within LOVOO is carried out in respect of financial risk, operational risk and legal risk. Financial risk comprises market risk (including currency risk, interest rate risk and other price risk), credit risk and liquidity risk.

The primary objectives of the financial risk management function are to establish risk limits and to ensure that exposure to risks stays within these limits.

The operational and legal risk management functions are intended to ensure proper functioning of internal policies and procedures in order to minimize operational and legal risks.

LOVOO has established a comprehensive early warning system for all of the company’s internal risks giving management the opportunity to quickly initiate and implement necessary measures.

Credit Risk

Financial instruments that may potentially subject LOVOO to concentrations of credit risk consist primarily of cash and cash equivalents, other financial assets as well as trade receivables.

The company takes on exposure to credit risk, which is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Exposure to credit risk arises as a result of LOVOO’s sales of products on credit terms and other transactions with counterparties giving rise to financial assets.

On account of LOVOO’s type of business, exposure to credit risk with commercial counterparties is limited because cash is normally received from two companies with excellent rating (Google, and Apple). Google and Apple receive the money from the app user at the time of the sale (prepayments, credit card payments, invoice and instalments) and transfer the money on a monthly basis to LOVOO.

LOVOO GmbH
Notes to the financial statements	December 31, 2016

The term structure of trade receivables as of December 31, 2016 and 2015, respectively, is composed as follows:

	December 31, 2016	December 31, 2015
	EURk	EURk

Trade receivables not due	2,028	3,012
Trade receivables due	120	382
up to 30 days	63	88
31 to 90 days	40	244
91 to 180 days	7	4
181 to 360 days	9	11
361 days and more	1	35

Trade receivables total	2,148	3,394

Less: Accumulated bad debt allowances	-16	-32
Trade receivables net	2,132	3,362

LOVOO’s trade receivables include overdue receivables amounting to EURk 120 as of December 31, 2016 (prior year: EURk 382), for which an allowance for impairment was recorded based on the assessment of the management.

The majority of the receivables are generally due from two entities, Apple and Google, which leads to a concentration of credit risk between these two entities. However, the receivables from Apple and Google are entirely processed via their respective app stores and the underlying receivables consist of many very small amounts from end users. As per the company’s current projections, there will be no liquidity shortfalls in the projection period.

Credit risk relating to other financial assets mainly relates to the loans to affiliated entities. They have terms of two to three years, resulting in a maximum credit risk of EURk 5,220 (refer to note 5.14). The loans are not secured. Nevertheless, the shares of the affliated entities of Lovoo serves as security.

As of December 31, 2016 and 2015, respectively, the company was not exposed to a credit risk from derivative financial instruments.

The maximum credit risk of financial guarantees relating to rent deposits as of December 31, 2016 amounts to EURk 41 (prior year: EURk 35).

The contractually agreed maturities and the corresponding cash flows of financial liabilities are within one year and five years, respectively.

Cash and cash equivalents are denominated in Euro and US Dollar. Cash and cash equivalents are maintained with several renowned financial institutions in Germany. LOVOO continuously monitors its positions with and the credit rating of these financial institutions and does not expect a risk of non-performance.

LOVOO GmbH
Notes to the financial statements	December 31, 2016

As of January 1, 2015, December 31, 2015 and 2016, Lovoo held cash and cash equivalents of EURk 3,930 thousand, EURk 26,311 thousand and EURk 7,052 thousand, respectively. The cash and cash equivalents are held with bank and financial institution counterparties, which hold at least an A-level credit rating.

Market Risk

LOVOO takes on exposure to market risks. Market risk is the risk that changes in market prices will affect the company’s results of operations or the value of the financial instruments held. Market risks also arise from open positions in foreign currencies. Management sets limits on the value of risk that may be accepted, which is monitored on a regular basis. However, the use of this approach does not prevent losses outside of these limits in the event of more significant market movements.

Currency Risk

The company operates internationally and is exposed to foreign exchange risk arising from currency exposures, primarily with respect to the US Dollar. The most significant foreign currency markets in 2016 were Switzerland, Great Britain and Brasil.

Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities.

LOVOO’s exposure to foreign currency risk based on carrying amounts as of December 31, 2016 is shown below:

	December 31, 2016	December 31, 2015
	EURk	EURk

Cash and cash equivalents	7,052	26,311
thereof in EURk	5,740	24,842
thereof in USDk	1,312	1,469

Trade receivables	2,148	3,393
thereof in EURk	1,913	2,832
thereof in USDk	233	561
thereof in other foreign currencies	2	0

Trade payables	1,828	2,407
thereof in EURk	1,480	1,674
thereof in USDk	315	675
thereof in other foreign currencies	33	58

According to LOVOO’s management, the only significant foreign currency that needs to be monitored in order to control foreign currency risk is the US Dollar. A change in the USD/EUR exchange rate of 5% on the net USD position of all USD denominated line items above would result in an impact on profit or loss and equity of EURk 56 (prior year: EURk 59). Other foreign currency balances are immaterial.

LOVOO GmbH
Notes to the financial statements	December 31, 2016

Liquidity Risk

Liquidity risk is the risk that LOVOO will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. LOVOO’s approach to managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when they are due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to LOVOO’s reputation.

LOVOO’s management monitors its cash in- and outflows on a weekly basis and through proper budget planning with the help of weekly updated monthly rolling cash-flow forecasts. LOVOO’s liquidity management is designed to ensure that sufficient funds are available to meet financial obligations when they become due. Additionally, many customers pay in advance for subscription and other services at the commencement of the subscription period and to get other services from credits, therefore LOVOO can usually maintain high cash and cash equivalents levels.

In addition to loans, the company's financial liabilities mainly comprise of trade and other payables as well as advance payments received on account of orders with maturities of less than 12 months.

As of the end of October 2017, LOVOO had an amount of EURk 4,912 cash at hand.

The remaining contractual maturities of financial liabilities at the reporting date are presented in note 5.21. The amounts shown in note 5.21 are gross and undiscounted, and include contractual interest payments and exclude the impact of netting agreements.

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Lovoo has long-term borrowings and granted loans with fixed interest rates. Lovoo is therefore not exposed to interest rate risk.

Lovoo does not account for any fixed-rate financial assets or financial liabilities at fair value through profit or loss. Therefore, a change in variable interest rates at the reporting date would not affect profit or loss. For the year ended December 31, 2016, a change of 100 basis points in interest rates would have increased or decreased equity by EURk 250 thousand before tax (2015: EURk 110). This analysis assumes that all other variables, in particular foreign currency exchange rates, remain constant.

LOVOO does not have formal policies and procedures in place for management of interest rate risks as management considers this risk as insignificant to the company’s business.

8.4.    Information on related parties

Parties are considered to be related if the parties are under common control or if one party has the ability to control the other party or can exercise significant influence or joint control over the other party in making financial and operational decisions. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely the legal form. For purposes of this policy, a related party is any executive officer, director (or nominee for director), including any of their immediate family members and any entity owned or controlled by such persons.

LOVOO GmbH
Notes to the financial statements	December 31, 2016

Parent company
The parent company and ultimate controlling party of LOVOO is Bawogo Ventures GmbH & Co KG, Dresden.
Key management compensation

Key management includes LOVOO’s managing directors Benjamin Bak, Björn Bak and Alexander Friede. Benjamin and Björn Bak did not receive any directly paid remuneration in 2016 and 2015, respectively. However, both received short term payments through a related party of EURk 245 in 2016 (prior year: EURk 275). The remuneration (short term payment) paid to Alexander Friede is made up of contractual salary and amounted to EURk 115 in 2016 (prior year: EURk 94). In 2016 LOVOO paid a total amount of EURk 163 for all three managing directors relating to a reimbursement of legal expenses.

The management received no post-employment benefits, other long-term benefits, terminations benefits or share-based payments.

Related party transactions

LOVOO had transactions with related parties in the reporting period in the ordinary course of business.

These transactions gave rise to liabilities of EURk 80 as of December 31, 2016 (prior year: EURk 38). Trade and other receivables due from related parties amount to EURk 58 as of December 31, 2016 (prior year: EURk 4).

During the year ended December 31, 2016 the LOVOO granted loans to its shareholders as well as other related parties, refer to note 5.3 for more details. The total amount outstanding as of December 31, 2016 was EURk 5,220 and the amount of interest incurred during the year ended December 31, 2016 was EURk 39.

Service and interest income from related parties amounted to EURk 97 in the reporting period compared to EURk 78 in the prior year, the cost of services received amounted to EURk 1,296 (prior year: EURk 1,228).

8.5.    Contingent liabilities

Contingent liabilities are potential obligations based on past events whose existence is confirmed only when one or more uncertain future events occur which are beyond the control of the Company. Current obligations may represent a contingent liability if there is not sufficient probability of an outflow of resources to justify the recognition of a provision. Moreover, it is not possible to make a sufficiently reliable estimate of the amount of the obligations.

LOVOO is unaware of any proceedings that may result in a significant obligation for the company and may lead to a material adverse effect on the company’s net assets, financial position and results of operations.

LOVOO GmbH
Notes to the financial statements	December 31, 2016

8.6.    Operating lease commitments

LOVOO leases facilities and equipment under operating leases. The contracts have remaining terms of less than 12 months and contain purchase options, which do not, however, affect the classification of the leases as operating leases.

In the reporting period the expenses recognized from operating leases amounted to EURk 75 (prior year: EURk 86).

The future minimum lease payments under non-cancellable operating leases are as follows:

	December 31, 2016	December 31, 2015
	EUR	EUR

Less than one year	258	121
1 to 5 years	183	31
More than 5 years	0	0
	441	152

8.7.    Subsequent events

In September 2017, the Escrow receivable of EURk 3,000 pertaining to the shareholder loan and included in the current financial assets were released and paid back, thereby reducing the loan to EURk 17,000.

On October 18, 2017 100% of the shares of LOVOO were sold from Bawogo Ventures GmbH & Co KG to TMG Holding Germany GmbH for a total sum of USDk 70,000, thereof USDk 65,000 in cash and USDk 5,000 as a contingent earn-out component.

A capital increase of EURk 6,673 was resolved and executed on October 18, 2017.

All outstanding loans granted by LOVOO to related parties and amounting to EURk 5,260 as of October 18, 2017 were paid back on October 18, 2017.

On October 18, 2017 LOVOO paid back the remaining loan of EURk 17,000 to Larmant LLC and is therefore free of loans.

The virtual share options amounting to EURk 665 were paid out to the employees at the end of October 2017.

The managing director Benjamin Bak was released from his duties as managing director and left the company on October 18, 2017. He will be an advisor for LOVOO for at least the next 6 months. Björn Bak and Alexander Friede were released from their duties as managing directors and left the company on June 15, 2017.

Florian Braunschweig is the sole managing director since October 18, 2017. He was appointed managing director on June 15, 2017.